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TRANSLATION                                                        EXHIBIT 10.12
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                            SIGNAL SUPPLY AGREEMENT
                                    LEIPZIG


between

               Deutsche Bundespost TELEKOM

               represented by the President of the Board of Telekom who in turn is represented by the Manager of the Telecommunications Office, Mr Ghnter Jaschke

               - hereinafter called "Telekom" -

and

               Kabelfernsehen Leipzig und HAFI GmbH, Katzmannstrasse, 34357 Leipzig

               represented by the Managing Director, Mr Rainer Strehle

               - hereinafter called "the Company" -


Telekom and the Company enter into the following Connection Agreement for the supply of communal antenna installations ("GA")/private broad band distribution installations ("prBVA") in Leipzig.

1. The Company will arrange to connect its GA/prBVA in Leipzig and the surrounding area, in accordance with the OP list to be agreed between the Company and the Telekom subsidiary, to the broad band distribution network of Telekom, to be carried out without delay after completion of the prBVA by the Company.

2. The Company will reconcile its planning intentions in respect of expansion and modification of the GA/prBVA with the competent Telekom subsidiary. The subsidiary as well as the Company will endeavour to achieve the best possible area-wide supply of Leipzig and the surrounding area as far as this is technically practicable and economically justifiable.

3. The connection of the respective GA/prBVA will take place to the handover point of Telekom, the location of which has been agreed between the Company and Telekom. The final agreed OP list can then be supplemented or altered during the course of the extension only in specific individual cases.

4. The remuneration model which will be applied in accordance with the Connection Agreement for Leipzig and the surrounding area comprises the
     60.000 housing units ("WE") serviced by the Company and for which charges will be imposed for the
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     first time from 1 January 1995.


     The charge per housing unit and per month amounts to 3.50 DM. In case of possible increases in charges for cable connections during the following 5 years, this amount will increase correspondingly on a percentage basis.

     In order to take into account the extension to be carried out without delay by the Company, the following graded model has been agreed:


     As of 01.01.95:  Charging of 10% of 60.000 WE
     As of 01.01.96:  Charging of 30% of 60.000 WE
     As of 01.01.97:  Charging of 50% of 60.000 WE
     As of 01.01.98:  Charging of 75% of 60.000 WE


     As of 01.01.99 the charge (a one-off charge for making available the facility for the then connected housing units ("WE") plus a monthly charge) will be made in accordance with the tariff lists in the General Business Conditions (AGB) of Telekom.

     These are the correspondingly valid AGB of Telekom which have been made public in every federal state for the service "cable connection" and which will form the basis of all agreements in this respect - presently published in the gazette of the DBP T 13/91, pages 336/337 dated
     24.04.91. The conditions of operation also apply notwithstanding the authorization regulations in accordance with the respective applicable AGB of the DBP T.

     These charges will be made irrespective of whether and to what extent the signals of the Company are being transmitted.

     As of 01.01.99 both parties can demand a further charge for the determination of the actually existing housing units. The further charge shall be made according to the number of units in the area to be serviced by the Company.

     Item 2 of this Agreement is not affected thereby (best possible area-wide supply as far as technically practicable and economically justifiable).

5. In suitable cases the realisation of the GA/prBVA will be carried out together with the extension of the telephone network of Telekom within the supply area of the GA/prBVA and also with the later to be connected private broad band distribution installation of the Company to the public broad band distribution network, coordinated as to timing and by applying the usual proportionate cost contribution for underground works and surface restoration.

     The extension dates for the GA/prBVA are to be harmonised with the dates for the extension of the telephone networks and to be coordinated together with the building measures. Telekom and the Company will endeavour to make use of the compound advantage for both networks.

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     In so far as a direct extension of the telephone network of Telekom has not yet been determined, however respective provisional measures are to be taken at the time of the GA extension, Telekom undertakes

     - to commission the Company with the laying of telephone cables or with provisional building measures for the telephone network at adequate conditions by way of a tender, or

     - to explore further possibilities of compound utilisation in consultation with the Company, or

     - to waive the Company's obligation for coordination under this Agreement.

6. As long as there is no authorisation under the Telecommunications Act for a GA and such authorisation has not been granted in accordance with the respective applicable authorisation regulations by the Federal Ministry for Post Office and Telecommunications, Telekom will expressly use its influence on behalf of the Company to obtain a positive decision on the respective authorization application with the Federal Ministry for Post Office and Telecommunications and refers in this regard to already existing agreements.

7. The parties agree that this Agreement must not impede the extension of glass fibre networks by Telekom and its marketing while this Agreement is in force in relation to the regional areas being the subject of this Agreement.

8. This Connection Agreement comes into force upon execution. It is valid for a period of 10 years and will be extended by a respective further year unless it is being terminated by one of the parties six months before expiration.

     Before expiration of the official validity both parties will examine whether in view of the technical development further cooperation will, in principle, be possible and purposeful.

9. If the contract between the KFL and its contractual partners in respect of approximately 60.000 housing units cannot be fulfilled or if the quantities as set out in item 4 change substantially, the parties to the Agreement will re-negotiate the conditions of the contract.

     As at November 1994 the final negotiation between the partners to this Agreement was made for approximately 60.000 housing units ("WE"). Coordination will continue between the Telekom subsidiary and the Company. The OP list to be compiled between the Telekom subsidiary and the Company will be attached to this Agreement at the appropriate time.

     In so far as the Company will need, in individual cases, electricity cables in public ground in order to realise the connection of the GA/prBVA to the respective OP, it can hire these from Telekom at the respectively valid AGB tariff.

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10.  Alterations, additions and secondary arrangements are to be made in writing.

     Should regulations of this Agreement become void or invalid, the validity of the remaining regulations will not be affected. In place of the void or invalid regulations such regulations shall then be valid which come nearest to the intended purpose in a legally permitted sense both economically and technically.



Leipzig, 20.12.1994